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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
E-MAIL: nbattin@usa.net

FOR IMMEDIATE RELEASE

                  COOPER SIGNS DEFINITIVE AGREEMENT WITH FOCUS
                    HEALTHCARE TO DIVEST MEADOWWOOD HOSPITAL
              HOSPITAL GROUP OF AMERICA WILL CLOSE ITS HEADQUARTERS
              -----------------------------------------------------

IRVINE, Calif., January 11, 1999--The Cooper Companies, Inc. (NYSE/PCX: COO) today announced that it has signed a definitive agreement to sell the MeadowWood hospital property of its Hospital Group of America business unit (HGA) to Focus Healthcare, LLC. At closing, which is expected by the end of this month, Cooper will net approximately $5.0 million in cash and trade receivables. The closing is subject to customary closing conditions.

Cooper also said that it will close HGA's corporate headquarters at the end of January, eliminating approximately $1 million of annual costs.

In October 1998, Cooper declared HGA a discontinued operation.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., markets a broad range of contact lenses for the vision care market. It is headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hampshire, England. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products and surgical instruments, equipment and accessories for the women's healthcare market.


FORWARD-LOOKING STATEMENTS

Statements in this report that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior



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management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.



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